                                                                       EXHIBIT V

                                         (Date)
                                 --------


Flotek Industries, Inc.
7030 Empire Central Drive
Houston, Texas  77040
Attn: Mr. Jerry Dumas
      Chief Executive Officer

Gentlemen:

         Flotek Industries, Inc. ("Company"), duly organized and existing under the laws of the province of Alberta, Canada, has requested a loan of_________(Dollar Amount) from_____________ (Name), an individual ("Lender"). The Lender has advised the Company that it is willing to lend such funds to the Company upon the terms and subject to the conditions set forth in this letter agreement (the "Agreement"). In consideration for the above premises and the mutual promises and covenants herein contained, Company and the Lender do hereby agree as follows:

         1. Loan.

         (a) On the terms and subject to the conditions hereinafter set forth, Lender agrees to lend to Company, in a single advance to be made on or before the date hereof, subject to satisfaction of the condition to such advance set forth in Section 4, the amount set forth in the paragraph above (being referred to herein as the "Loan"). The Loan shall be evidenced by a promissory note of even date executed by the Company and payable to the order of the Lender, such note to be in the form of the promissory note attached hereto as Exhibit ___ (herein called, together with any renewals and extensions thereof, the "Note").

         (b) Principal and interest on the Note shall be due and payable in the manner and at the times set forth in the Note with final maturity of the Note being on or before June 30, 2000.

         (c) Lender may elect at any time prior to June 30, 2000, in lieu of a cash payment to such Lender under the Loan, to convert all or any part of the principal due and payable under the Loan to common stock of the Company, no par value ("Common Stock"), based on a conversion price and in accordance with the


                               Page 22 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 2


procedures set forth in Schedule 1(c) hereto. Accordingly, the original principal of the Loan may be converted into the greater of (i) ________________ shares of Common Stock, if converted at (US)$.06 per share, or (ii) an amount of shares calculated at the TOSI Conversion Price (hereinafter defined in Schedule 1(c)).

         2. Collateral and Guaranty.

         (a) Repayment of the Loan and performance of the Company's obligations under all agreements relating to the Loan shall be guaranteed by each of Petrovalve International Inc., an Alberta corporation, Petrovalve, Inc., a Delaware corporation, USA Petrovalve, Inc., a Texas corporation, and Turbeco, Inc., a Texas corporation and Petrovalve International (Barbados), Inc., a Barbados corporation (hereinafter sometimes collectively called the "Guarantors" or the "Subsidiaries") pursuant to a Guaranty Agreement (the "Guaranty Agreement") substantially in the form attached hereto. Subject to the provisions of subparagraph (b) below and pursuant to a Security Agreement substantially in the form attached hereto, the Loan will be secured by a first and senior lien on all of the accounts, inventory, intellectual property and other tangible and intangible assets of the Company and the Guaranty Agreement will be secured by a lien on all of the accounts, inventory, intellectual property and other tangible and intangible assets of the Guarantors.

           (b) TOSI L.P., a Texas limited partnership ("TOSI") and Chisholm Energy Partners, L.L.C., a Texas limited liability company ("Chisholm Energy"), currently have a security interest in collateral of the Company and the Guarantors. The Lender requires that TOSI and Chisholm Energy agree to a pari passu treatment with Lender with respect to its security interest and enter into an Intercreditor Agreement substantially in the form attached hereto as Exhibit ____, to evidence such treatment.

         3. Registration Rights and Warrant. Lender will be provided registration rights for shares of Common Stock pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit ___ and be granted a warrant ("Warrant") to purchase shares of Common Stock pursuant to a Warrant in the form attached hereto as Exhibit ___.

         4. Conditions Precedent. The obligation of the Lender to make the Loan to the Company is subject to the conditions precedent that, as of the date of the date hereof: (i) Lender shall have received duly executed copies of each document listed on the last page hereof, in form and substance acceptable to Lender and its legal counsel


                               Page 23 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 3


(such documents, together with this Agreement, the Guaranty Agreement and any other security documents relating to the Loan, and any modifications thereof, to be hereinafter collectively referred to as the "Documents"); (ii) an Intercreditor Agreement in form and substance acceptable to the Lender shall have been executed by TOSI and Chisholm Energy; (iii) TOSI shall have waived its rights of first refusal with respect to the financings to the Company contemplated hereby as provided in Section 4.16 of the Convertible Loan Agreement between the Company and TOSI dated October 16, 1997 (as amended, the "TOSI Loan Agreement"); (iv) TOSI and Chisholm Energy have entered into an agreement with the Company in form and substance acceptable to the Company tolling defaults under the TOSI Loan Agreement and the Loan Agreement dated February 24, 1999 between the Company and Chisholm Energy (as amended, the Chisholm Loan Agreement") and (v) all representations and warranties made by Company to the Lender are true and correct, as if made on such date, and no condition or event exists which constitutes an "Event of Default" (as hereinafter defined) or which, with the lapse of time and/or giving of notice, would constitute an Event of Default.

         5. Representations and Warranties. In order to induce the Lender to make the Loan, Company represents and warrants to the Lender that:

         (a) All financial statements delivered by Company to the Lender prior to the date hereof are true and correct, fairly present the financial condition of Company and its subsidiaries ("Subsidiaries") and have been prepared in accordance with generally accepted accounting principles, consistently applied; as of the date hereof, there are no obligations, liabilities or indebtedness (including contingent and indirect liabilities) which are material to Company and not reflected in such financial statements; and no material adverse changes have occurred in the financial condition or business of Company since the date of the most recent financial statements which Company has delivered to the Lender.

         (b) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business as a foreign corporation in all jurisdictions in which the property owned or leased, or the business transacted by, it makes such qualification necessary or desirable.

         (c) The Company is duly authorized and empowered to create and issue the Note and the Warrant, to execute, deliver and perform its obligations under this


                               Page 24 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 4


Agreement, and to execute, deliver and perform its obligations under the Documents to which it is a party. Each Subsidiary is duly authorized and empowered to execute, deliver and perform its obligations under the Documents to which it is a party. All corporate action on the Company's part necessary for the due creation and issuance of the Note and for the due execution, delivery and performance of this Agreement and of the Documents has been duly and effectively taken.

         (d) This Agreement, the Note, and the Documents to which the Company is a party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights). Each Document to which a Subsidiary is a party constitutes the valid and binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with its terms (except to the extent that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights).

         (e) The Company's execution, delivery and performance of the Note, this Agreement and the Documents to which the Company is a party does not and shall not violate any provisions of its articles or certificate of incorporation or charter, bylaws or any contract, agreement, instrument or governmental requirement to which the Company is subject (other than any governmental requirement the violation of which, either individually or in the aggregate, would not have a material adverse effect on the Company, its operations or financial condition ("Material Adverse Effect")), or result in the creation or imposition of, or obligation to create, any lien upon any property of the Company, other than any lien permitted by this Agreement. Each Subsidiary's execution, delivery and performance of the Documents to which it is a party does not and shall not violate any provisions of such Subsidiary's articles or certificate of incorporation or charter, bylaws or any contract, agreement, instrument or governmental requirement to which such Subsidiary is subject (other than any governmental requirement the violation of which, either individually or in the aggregate, would not have a Material Adverse Effect), or result in the creation or imposition of, or obligation to create, any lien upon any property of such Subsidiary, other than any lien permitted by this Agreement.

         (f) Neither the Company's execution, delivery and performance of the Note, the Warrant, this Agreement and the Documents to which it is a party, nor each


                               Page 25 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 5


Subsidiary's execution, delivery and performance of the Documents to which such Subsidiary is a party, requires the consent or approval of any other person.

         (g) At the date of this Agreement, neither the Company nor any Subsidiary has made any investment in, advance to or guarantee of the obligations of any Person except those the material details of which are disclosed in the Financial Statements.

         (h) Except for liabilities incurred in the ordinary course of business, neither the Company nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except those the material details of which are set forth in the Financial Statements. There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or threatened against or affecting the Company or any Subsidiary that involves the possibility of any judgment or liability not fully covered by insurance, and which could have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint, or hazard exists by contract, law or governmental regulation or otherwise relating to the business or property of the Company or any Subsidiary.

         (i) The Company and its Subsidiaries have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon any of them or upon any of their respective property or income that are due and payable, including interest and penalties.

         (j) The Company and its Subsidiaries have good and marketable title to their respective (individually or in the aggregate) property, free and clear of all liens except for (i) liens the material details of which have been set forth in the Financial Statements, (ii) liens that do not materially interfere with the occupation, use and enjoyment by the Company or any Subsidiary of any of their respective property in the ordinary course of business as presently conducted or materially impair the value thereof, (iii) liens in favor of the Lender or otherwise specifically permitted or contemplated by this Agreement or the security instruments and (iv) liens in favor of TOSI and Chisholm Energy.

         (k) Neither the Company nor any Subsidiary is in default, nor has any event or circumstance occurred that, with the passage of time or the giving of notice or both would constitute a default, under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any obligation for the payment of money of the Company or any


                               Page 26 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 6


Subsidiary, or under any material agreement or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective property is or may be bound.

         (l) Since the date of the most recent balance sheet included in the financial statements, neither the business nor the property of the Company or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

         (m) Neither the Company nor any Subsidiary:

                  (i) is in violation of any governmental requirement (other than any governmental requirement the failure to be in compliance with which, either individually or in the aggregate, would not have a Material Adverse Effect); or

                  (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business;

which violation or failure could have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

         (n) The Company and its Subsidiaries are in compliance with the applicable provisions of ERISA, and no "reportable event," as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan of the Company or any Subsidiary.

         (o) (i) The Company's issued and outstanding capital stock consists solely of the capital stock set forth in Schedule 5(o) hereto. The Company has not issued, or agreed to issue, any shares of Common Stock or any securities convertible into, or exchangeable with, shares or entered into, issued or granted, or agreed to enter into, issue or grant, any rights, plans, options, warrants or agreements for the purchase or acquisition (whether or not contingent) of any capital stock (collectively, "Stock Rights") other than as set forth in such Schedule 5(o). All of the Company's issued


                               Page 27 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 7


and outstanding capital stock was duly authorized and validly issued and is fully-paid and nonassessable.

         (ii) Except as to Petrovalve International (Barbados) Inc., of which the Company owns beneficially and of record 98% of the issued and outstanding capital stock, the Company owns, directly or indirectly, 100% of the issued and outstanding capital stock of all of the Subsidiaries. All of the capital stock of each Subsidiary was duly authorized and validly issued and is fully paid and nonassessable. The capital stock of Petrovalve International Inc., Petrovalve, Inc., USA Petrovalve, Inc. and Turbeco, Inc. that has been pledged to the Lender as part of the security for the Loan constitutes all of the capital stock of such corporations. No Subsidiary has issued, or agreed to issue, any shares of capital stock or any securities convertible into, or exchangeable with, shares of capital stock or entered into, issued or granted, or agreed to enter into, issue or grant, any Stock Rights.

         (p) There are no pending or threatened claims against the Company or any Subsidiary alleging infringement of, or conflict with the rights of others under, any patent, patent application, trademark, service mark, copyright, trade secret or similar intangible franchise, license or right (collectively, "Trade Rights") and, to the best of the Company's knowledge, no reasonable basis exists for any such allegation.

         (q) The Company and each Subsidiary validly holds all permits, licenses, approvals and Trade Rights necessary or desirable to enable it to conduct its business as it is currently conducted.

         (r) No information that the Company or any Subsidiary has furnished to the Lender in any form in connection with the negotiation of this Agreement contained or contains any material misstatement of fact or omitted or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

         6. Affirmative Covenants. Until payment in full of the Note and all other obligations and liabilities of Company hereunder, Company agrees and covenants that (unless the Lender shall otherwise consent in writing):

         (a) As soon as available, and in any event within ten (10) days after the close of each fiscal quarter of Company, an unaudited financial statement showing the financial condition of Company at the close of each such quarter and the results of operations during such quarter, which financial statements shall include, but shall not


                               Page 28 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 8


be limited to, a profit and loss statement, balance sheet and such other matters as the Lender may reasonably request. All financial statements shall be certified on the face thereof by an Officer of the Company satisfactory to the Lender, and shall be forwarded to the Lender with a letter of transmittal from him in which he shall certify that Company is in compliance with all of the affirmative covenants contained in this Paragraph 9 and further stating that no Event of Default exists in the performance by Company of any of the other terms, conditions and covenants required under this Agreement to be performed by Company;

         (b) Within sixty (60) days after the end of each fiscal year of Company, a copy of the annual audited financial statement of Company prepared in conformity with generally accepted accounting principles, and showing the financial condition of Company at the close of such fiscal year and the results of operations during such fiscal year, which financial statements shall include, but not be limited to, a profit and loss statement, balance sheet and such other matters as the Lender may reasonably request;

         (c) Company shall promptly furnish to the Lender, at the Lender's request, such additional financial or other information concerning assets, liabilities, operations and transactions of Company as the Lender may from time to time reasonably request;

         (d) The Company shall perform, and the Lender shall be a beneficiary to, those certain affirmative covenants provided in the TOSI Loan Agreement (other than Section 4.16 thereof); and

         (e) Company shall promptly furnish to the Lender, at the Lender's request, such additional financial or other information concerning assets, liabilities, operations and transactions of Company as the Lender may from time to time reasonably request.

         7. Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Event of Default") shall occur:

         (a) Company shall fail to pay when due any principal of, or interest on, the Note or any other fee or payment due hereunder or under any of the Documents;

         (b) any representation or warranty made in any of the Documents shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;


                               Page 29 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 9


         (c) default shall occur in the performance of any of the covenants or agreements of Company or any Guarantor contained herein or in any of the other Documents;

         (d) Company or any Guarantor shall (i) apply for or consent to the appointment of a receiver, custodian, trustee, intervenor or liquidator of himself or of all or a substantial part of his assets, (ii) voluntarily become the subject of a bankruptcy, reorganization or insolvency proceeding or be insolvent or admit in writing that he is unable to pay debts as they become due,
(ii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against him in any bankruptcy, reorganization or insolvency proceeding, (vi) become the subject of an order for relief under any bankruptcy, reorganization or insolvency proceeding, or (vii) fail to pay any money judgment against him before the expiration of thirty (30) days after such judgment becomes final and no longer subject to appeal;

         (e) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervenor or liquidator of Company or any Guarantor or of all or substantially all of its or his assets, and such other, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days; or a complaint or petition shall be filed against Company or any Guarantor seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation or receivership proceeding of Company or any Guarantor, and such petition or complaint shall not have been dismissed within thirty (30) days;

         (f) Company or any Guarantor shall default in the payment of any material indebtedness of Company or such Guarantor or in the performance of any of Company's or such Guarantor's material obligations and such default shall continue for more than any applicable period of grace; or

         (g) The occurrence of any change in the conditions or affairs (financial or otherwise) of Company or any Guarantor which causes the Lender to deem itself insecure.


                               Page 30 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 10


         8. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Lender, at its option, may (i) declare the principal of, and all interest then accrued on, the Note and other liabilities of Company to the Lender to be forthwith due and payable, whereupon the same shall forthwith become due and payable without notice, presentment, demand, protest, notice of intention to accelerate, or other notice of any kind, all of which Company hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, (ii) reduce any claim to judgment, and/or (iii) without notice of default or demand, pursue and enforce any of the Lender's rights and remedies under the Documents or otherwise provided under or pursuant to any applicable law or agreement.

         9. Miscellaneous.

         (a) Waiver. No failure to exercise, and no delay in exercising, on the part of the Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Lender hereunder and under the other Documents shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

         (b) Notices. Any notices or other communications required or permitted to be given by any of the Documents must be given in writing and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows:

         (i)      Company:          Flotek Industries, Inc.
                                    7030 Empire Central Drive
                                    Houston, Texas  77040
                                    Attn:  Jerry Dumas

         (ii)     Lender:                           (Name)
                                    ----------------
                                                    (Address)
                                    ----------------

Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid, or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for


                               Page 31 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 11


purposes of this Agreement by giving notice of such change to all other parties pursuant to this Section.

         (c) Governing Law. This Agreement and the other Documents are being executed and delivered, and are intended to be performed, in the State of Texas, and the substantive laws of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement and all other Documents, executed to the extent: (i) otherwise specified therein; (ii) the federal or state laws governing savings and loan associations expressly supersede and have contrary application; or (iii) federal laws governing maximum interest rates shall provide for rates of interest higher than those permitted under the State of Texas.

         (d) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         (e) Maximum Interest Rate. It is the intention of the parties hereto to comply with the usury laws of the State of Texas and the United States; accordingly, it is agreed that notwithstanding any provision to the contrary in the Note, or in any of the documents securing payment hereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable state or Federal law. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in the Note or in any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by the Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under the Notice or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under the Note shall exceed the maximum amount of interest permitted by the usury laws of the State of Texas and the United States, then, in any such event, (a) the provisions of this paragraph shall govern and control, (b) neither Company hereof nor its heirs, legal representatives or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such


                               Page 32 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 12


interest to the extent that it is in excess of the maximum amount permitted by applicable state or Federal law, (c) any such excess which may have been collected shall be, at the holder's option (at maturity or in the Event of Default hereunder), either applied as a credit against the then unpaid principal amount hereof or refunded to Company, and (d) the effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas or the United States as now or hereafter construed by the courts having jurisdiction. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by the laws of the State of Texas and the United States, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loan, all interest at any time contracted for, charged or received by Company or otherwise by the holder of the Note in connection with such Loan.

         (f) Expenses. All expenses of the transaction, including expenses and fees of the Lender's accountants and attorneys, shall be paid by the Company.

         (g) Public Announcement. Subject to the requirements of applicable United States and Canadian securities regulations, all public announcements relating to the subject matter of the transactions contemplated herein must be approved by the Lender prior to release.

         (h) Entirety and Amendments. The Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, related to the subject matter hereof and thereof, and this Agreement and the other Documents may be amended only by an instrument in writing executed by the party, or an authorized officer of the party, against whom such amendment is sought to be enforced.

         (i) Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Company may not, without the prior written consent of the Lender, assign any rights, powers, duties, or obligations hereunder.


                               Page 33 of 94 Pages

Flotek Industries, Inc.
            (Date)
------------
Page 13


         (j) Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

         (k) Financial Terms. As used in this Agreement, all financial and accounting terms not otherwise defined herein shall be defined and calculated in accordance with generally accepted accounting principles consistently applied.

         (l) Note to Be in Registered Form. The Company will keep a record (the "Note Register") in which it will record the name and address of the Lender, the date on which the Lender acquired the Note, and the date (if any) on which the Lender surrendered the Note for transfer. The Lender may transfer its interest in the Note and its rights to receive payments thereunder only by surrendering the Note to the Company together with written notice stating the name of the transferee, and upon receipt of such notice and the transferor's Note, the Company shall record the transfer in the Note Register and shall issue a new Note to the transferee. The Company shall treat the Lender identified in the Note Register as the owner of the Note and the rights to receive payments thereunder for all purposes.


                               Page 34 of 94 Pages

Flotek Industries, Inc.
            (Date)
Page 14


         If Company agrees to the foregoing, Company should execute this Agreement in the space indicated below.



                                                    --------------------------
                                                                   (Name)
                                                    ---------------

                               Page 35 of 94 Pages

Flotek Industries, Inc.
           (Date)
-----------
Page 15



FLOTEK INDUSTRIES, INC.


By:
   -----------------------------------
         Jerry Dumas, President



List of Documents:
-----------------

1.   Letter Loan Agreement
2.   Promissory Note
3.   Security Agreement--Company
4.   Intercreditor Agreement
5.   Registration Rights Agreement
6.   UCC-1 Financing Statement--Company
7.   Guaranty Agreement--Guarantors
8.   Security Agreement--Guarantors
9.   UCC-1 Financing Statement--Guarantors



                               Page 36 of 94 Pages

                                  SCHEDULE 1(c)

                                   Conversion


         1.  Conversion Right.

         (a) The Company hereby grants to the Lender the sole and exclusive right and option (the "Conversion Right") to convert, at any time and from time to time until 4:00 p.m. Vancouver, British Columbia, Canada time on the maturity date of the Note, in whole or in part, the then unpaid principal amount of the Note payable to such Lender (the "Principal Balance") into the maximum number of shares of Common Stock ("Shares") set forth in the Loan Agreement in respect of such Lender's Note at the Conversion Price (hereinafter defined), subject to adjustment as hereinafter provided.

         (b) For purposes of this Loan Agreement, the term "Conversion Price" shall mean the lesser of (i) (US)$.06 per Share, or (ii) the TOSI Conversion Price. For purposes of this Loan Agreement, the term "TOSI Conversion Price" shall mean the lowest price per Share at which TOSI converts or may convert any indebtedness owed by the Company to it under the TOSI Loan Agreement into Shares.

         2.  Manner of Exercise of Conversion Right.

         (a) On each occasion on which the Lender desires to convert all or a portion of the Principal Balance into Shares, the Lender shall deliver a written notice (the "Notice of Exercise") to the Company specifying:

                  (i) the amount of the Principal Balance to be converted, expressed in US dollars; and

                  (ii) with respect to each Person in whose name the Lender wishes Shares to be issued, such Person's exact name, address, telephone number and social security number or taxpayer identification number and, if such Person is other than a natural person, the name of a natural person authorized to act on such Person's behalf.

         (b) Upon receipt of a Notice of Exercise, the Company shall promptly:

                  (i) direct its transfer agent to issue one or more certificates representing the Shares into which the portion of the Principal Balance referenced in subsection (a)(i) above is then convertible to the respective Persons and in the respective amounts set forth in the Notice of Exercise;


                               Page 37 of 94 Pages

                  (ii) deliver such certificates to such Persons at the addresses specified in the Notice of Exercise; and;

                  (iii) if applicable, deliver to the Lender a check for any amount payable in lieu of fractional shares pursuant to Section 4 below.

         3. Capital Adjustments.

         The Shares issuable upon conversion of part or all of the original principal amount of the Note is subject to the following adjustments:

         (a) Recapitalization, Reclassification and Succession. If any recapitalization of the Company or reclassification of its Shares or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or of any successor corporation's assets to any other corporation or business entity (any such corporation or other business entity's being included within the meaning of the term "successor corporation") shall be effected at any time while any principal amount of the Note remains outstanding then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby the Lender thereafter shall have the right to receive upon the conversion of the principal amount of the Note then outstanding (at a given time, the "Principal Balance") and in lieu of the Shares immediately theretofore issuable upon the conversion of the Principal Balance, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding Shares equal to the number of Shares immediately theretofore issuable upon the conversion of the Principal Balance had such recapitalization, reclassification, merger, consolidation, sale or transfer not taken place and, in each such case, the terms of the Loan Agreement shall be applicable to the shares of capital stock or other securities or property receivable upon the conversion of the Principal Balance after such consummation.

         (b) Subdivision or Combination of Shares. If, at any time while any principal amount of the Note remains outstanding, the Company shall subdivide or combine its Shares, the number of Shares purchasable upon conversion of the Principal Balance shall be proportionately adjusted.

         (c) Certain Dividends and Distributions. If, at any time while any principal amount of the Note remains outstanding, the Company shall take a record of the holders of Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Shares, then the number of Shares purchasable upon conversion of the Principal Balance shall be adjusted to that number determined by multiplying the number of Shares so purchasable immediately prior to such record date by a fraction


                               Page 38 of 94 Pages

(i) the numerator of which shall be the sum of (A) the total number of outstanding Shares immediately prior to such record date and (B) the total number of Shares issuable pursuant to such dividend or distribution, and (ii) the denominator of which shall be the total number of Shares outstanding immediately prior to such record date.

         (d) Corresponding Conversion Price Adjustment. Whenever the number of Shares purchasable upon the conversion of the Principal Balance is increased or decreased as provided in subsections (b) or (c) above, the Conversion Price shall be adjusted by multiplying the Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares purchasable upon the conversion of the Principal Balance immediately prior to such adjustment, and the denominator of which shall be the number of Shares purchasable immediately thereafter.

         (e) Certain Shares Excluded. The number of Shares outstanding at any given time for purposes of the adjustments set forth in this Section shall exclude any shares then directly or indirectly held in the treasury of the Company.

         (f) Deferral and Cumulation of De Minimis Adjustments. The Company shall not be required to make any adjustment of the Conversion Price pursuant to this Section if the amount of such adjustment would be less than one percent (1%) of the Conversion Price in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that otherwise would have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1 %) of the Conversion Price in effect immediately before the event giving rise to such next subsequent adjustment.

         (g) Duration of Adjusted Conversion Price. Following each computation or readjustment of an adjusted Conversion Price as provided in this Section, the new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required.

         4. Notices to the Lender.

         (a) Notice of Record Date. In case:

                  (i) the Company shall take a record of the holders of Shares (or other capital stock or securities at the time receivable upon the exercisable of the Principal Balance) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or


                               Page 39 of 94 Pages
         other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

                  (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation with or merger of the Company into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

                  (iii) of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall mail or cause to be mailed to the Lender a notice specifying, as the case may be, (1) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right or (2) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the record holders of Shares shall be entitled to exchange their Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the record date therein specified or, if no record date shall have been specified, at least 30 days prior to such other specified date.

         (b) Notice of Adjustments. Whenever any Conversion Price shall be adjusted pursuant to Section 3 hereof, the Company shall promptly deliver to the Lender a certificate signed by its President or by any Vice President, and by its Treasurer or any Assistant Treasurer or its Secretary or any Assistant Secretary, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Conversion Price after giving effect to such adjustment.

         5. No Requirement to Issue Fractional Shares. The Company shall not be required to issue fractional Shares upon conversion of part or all of the Principal Balance pursuant to the Lender's exercise of the Conversion Right. In lieu thereof, the Company shall be entitled to pay to the Lender in cash an amount equal (to the nearest cent) to the appropriate fraction of the value (which shall be the last reported sale price if a sale took place within 60 days of the applicable Notice of Exercise or, if none, a deemed value of (US)$0.03 per Share) of a Share on the date that the Company receives the Notice of Exercise.


                               Page 40 of 94 Pages

                                  SCHEDULE 5(o)

                                 Capitalization
                            as of December ___, 1999

Common Shares Issued and Outstanding

     Reserved for exercise of outstanding Warrants

     Reserved for exercise of outstanding Options

     Reserved for exercise of Options not yet approved                         None

Common Shares Fully Diluted before Private Placement and
     Related Matters Announced September 14, 1997

     Reserved for issuance in settlement of outstanding indebtedness           None

     Reserved for issuance in consideration of Turbeco option                  None

     Issuable as part of Unit Private Placement                                None

     Reserved for issuance upon exercise of Warrants granted
         as part of Unit Private Placement                                     None

     Reserved for issuance upon exercise of Detachable Warrants
         granted as part of Convertible Loan Private Placement                 None

     Reserved for issuance upon conversion of Convertible Loan
         made as part of Convertible Loan Private Placement                    None

     Reserved for finders' fees in connection with Unit Private
         Placement and Convertible Loan Private Placement

Common Shares Fully Diluted After All of the Above



                               Page 41 of 94 Pages